EXHIBIT 2.0

PRO FORMA FIANANCIAL STATEMENTS

Westmoore Holdings, Inc.
Pro Forma Condensed Consolidated Balance Sheet
December 31, 2007

(UNAUDITED)

ASSSETS
	Westmoore Holdings, Inc.	Bear Holdings, Inc. and Subsidiary	Pro Forma Adjustments	Pro Forma
Current Assets:
Cash	$849	$51,827	$-	$52,676
Accounts receivable	50,000	389,414	-	439,414
Other receivable	400,000	3,373	-	403,373
Inventory	-	141,879	-	141,879
Prepaid expenses	6,228	15,493	-	21,721
Deferred financing costs, net of amortization	-	41,868	-	41,868
Total current assets	457,077	643,854	-	1,100,931
Property, plant and equipment, net of accumulated depreciation	7,500	399,516	-	407,016
Deferred finance cost, net of current portion and amortization	-	41,564	-	41,564
Deposits	5,816	18,495	-	24,311
Total assets	$470,393	$1,103,429	$-	$1,573,822

LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

	Westmoore Holdings, Inc.	Bear Holdings, Inc. and Subsidiary	Pro Forma Adjustments	Pro Forma
Current Liabilities:
Accounts payable	$83,246	$263,892	$-	$347,138
Accrued expenses – related party	83,865	-	-	83,865
Accrued liabilities	10,170	54,879	-	65,049
Accrued interest	-	34,960	-	34,960
Line of Credit	-	586,140	-	586,140
Total current liabilities	177,281	939,871	-	1,117,152
Long term liabilities:			-
Secured line of credit - related party	-	52,100	-	52,100
Notes payable – related parties	-	385,000	-	385,000
Accrued interest, net of current portion	-	112,921	-	112,921

Stockholders' Equity (deficit)
Common stock	78,298	434,000	-	512,298
Additional paid in capital	4,668,742	-	-	4,668,742
Accumulated deficit	(4,453,928)	(820,463)	-	(5,274,391)
Total stockholders' equity (deficit)	293,112	(386,463)	-	(93,351)
Total liabilities and stockholder's equity (deficit)	$470,393	$1,103,429	$-	$1,573,822

Westmoore Holdings, Inc.
Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2007

(UNAUDITED)

ASSSETS

	Westmoore Holdings, Inc.	Bear Holdings, Inc. and Subsidiary	Pro Forma Adjustments	Pro Forma

Sales	$32,300	$1,962,512	$-	$1,994,812

Cost of goods sold	31,733	1,610,186	-	1,641,919

Gross profit	567	352,326	-	352,893

Operating Expenses:
Selling	7,344	74,804	-	82,148
General and administrative	622,260	271,533	-	893,793

Net income (loss) from operations	(629,037)	5,989	-	(623,048)

Other income (expense):
Interest expense	-	(195,602)	-	(195,602)
Other income	27,000	-	-	27,000

Net loss before provision for income taxes	(602,037)	(189,613)	-	(791,650)

Provision for income tax expense	800	800	-	1,600

Net loss	$(602,837)	$(190,413)	$-	$(793,250)

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